Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105794 on Form S-8 of our report dated April 10, 2008, relating to the 2007 and 2006 consolidated financial statements (before retrospective adjustments to the consolidated financial statements) of Sterling Chemicals, Inc. and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006), appearing in this Annual Report on Form 10-K of Sterling Chemicals, Inc. and subsidiaries for the year ended December 31, 2008.
DELOITTE & TOUCHE LLP
Houston, Texas
March 17, 2009